Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Georgia Dividend Advantage Municipal Fund 2

811-21152

A special meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014 for the above-referenced fund. At this meeting the shareholders were asked to vote to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members.


The results of the shareholder votes
are as follows:

    Common and Preferred shares
voting together as a class
To approve a new investment
management agreement


   For
           4,872,647
   Against
              345,014
   Abstain
              112,545
   Broker Non-Votes
           1,406,958
      Total
           6,737,164


To approve a new sub-advisory
agreement


   For
           4,873,305
   Against
              355,956
   Abstain
              100,945
   Broker Non-Votes
           1,406,958
      Total
           6,737,164




Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission Type DEF 14A, accession number 0001193125-14-236554, on June 16, 2014.